Company Contacts:

Jim Stapleton
Chief Financial Officer
Phone: 510.420.4180
jim@bionovo.com

Katherina Audley
Phone: 415.847.7295
katherina.audley@bionovo.com

Bionovo Appoints Tom Chesterman as Chief Financial Officer

Emeryville, CA June 28, 2007 -Bionovo, – Inc. (Nasdaq: BNVI) announced today the appointment of Tom Chesterman as Senior Vice President and Chief Financial Officer, effective July 9 2007. Mr. Chesterman brings to Bionovo over 15 years of proven success and leadership in the biotechnology and telecommunications industries. Mr. Chesterman will be responsible for all financial and accounting functions including controllership and treasury functions, as well as SEC reporting and investor relations activities.

"Tom is an extremely well-qualified executive officer with a vast array of financial skills and expertise in both domestic and international markets, and we are very please d to have him join Bionovo," said Dr. Isaac Cohen, Chairman and CEO of Bionovo. "We believe Tom's extensive background in contract negotiat ion, acquisitions, financing, investor relations, strategic planning and financial organization management will contribute substantially to Bionovo as we move into Phase 3 registration trials for our lead drug, MF101, for the treatment of menopausal symptoms and continue to develop our promising pipeline of cancer drugs."

Mr. Chesterman's most recent position was as Senior Vice President, CFO and Secretary at Aradigm Corporation, a publicly traded, specialty pharmaceutical development company focused on respiratory disease management. Prior to Aradigm, Mr. Chesterman served as Vice President and Chief Financial Officer at Bio-Rad Laboratories, an $800 million dollar provider of life science research products and clinical diagnostic systems. At Bio-Rad, Mr. Chesterman was responsible for overseeing all corporate financial functions and information systems.

From 1 993 to 1996, Mr. Chesterman was Vice President of Strategy and Chief Financial Officer of Europolitan, which later became Vodafone Sweden. Previously, he held key financ ial positions at Airtouch International and PacTel Corporation.

Mr. Chesterman holds a BA from Harvard University and an MBA in Finance and Accounting from the University of California at Davis.

"I feel I am joining Bionovo at a most opportune time, when I can contribute the most to the company's growth and success," Tom Chesterman said. "I particularly welcome the chance to work with my new colleagues in an entrepreneurial, high -growth environment where my varied career experience and strategic and operational skills will be of significant value."

Mr. Chesterman will be succeeding Jim S tapleton as CFO of Bionovo.

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 has completed Phase 2 for the tr eatment of menopausal symptoms and in a trial of 217 postmenopausal women, MF101 at 10 grams/day was more effective than placebo at reducing hot flashes. In addition, MF101 was proven to be extremely safe and very well tolerated. BZL101 is in Phase 1/2 cli nical trials for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. Bionovo is developing its products in close collaboration with lea ding U.S. academic research centers, including: University of California, San Francisco University of California, Davis, and the University of Colorado Health Sciences Center. For further information please visit: http://www.bionovo.com

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward -looking terminology such as "believes," "expects," or similar expressions. Such forward -looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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